Exhibit 99.1

News Release

Air Products and Chemicals, Inc.

1940 Air Products Boulevard, Allentown, PA 18106-5500

www.airproducts.com

Air Products Will Not Proceed with Louisiana Clean Energy (LCEC) Project; Company Will Record

Pre-Tax Charge in Fiscal Third Quarter; Finalizing Agreement with Yara for Renewable Ammonia from NEOM Green Hydrogen Project in Saudi Arabia

LEHIGH VALLEY, PA USA (June 30, 2026) – Air Products (NYSE:APD) today announced it will not proceed with the Louisiana Clean Energy Complex (LCEC) project. The LCEC project exit and other portfolio actions will result in a pre-tax charge in Air Products’ fiscal third quarter. Air Products also announced it is finalizing a marketing and distribution agreement with Yara International ASA (OSE:YAR) for renewable ammonia from the NEOM Green Hydrogen Project in Saudi Arabia.

LCEC Project Not Proceeding

Today’s announcement that Air Products will not move forward with the LCEC is based on expected financial returns not meeting stringent return criteria.

Air Products remains committed to growing profitably in Louisiana, where it operates 18 industrial gas facilities across the state and the world’s largest hydrogen pipeline network, reliably serving numerous refinery customers along the U.S. Gulf Coast.

Portfolio Actions to Result in Pre-Tax Charges Not Expected to Exceed $2.9 Billion in Fiscal 2026 Third Quarter

Air Products will record pre-tax charges not expected to exceed $2.9 billion (or approximately $2.2 billion on an after-tax basis) in its fiscal 2026 third quarter, primarily to write down assets and terminate contractual commitments, primarily related to the LCEC project decision.

In addition, Air Products will discontinue a zero-carbon liquid hydrogen facility in Casa Grande, Arizona and other smaller scale projects supporting clean energy distribution. These exits are being driven by challenging commercial conditions, project-specific economic factors, and slower-than-expected development in certain markets, largely hydrogen for mobility.

The Company will maximize the redeployment of certain assets to existing or future projects and work to reduce the exposure of existing contractual agreements.

Additional financial information related to these actions will be provided in Air Products’ fiscal third quarter earnings release. Estimated contract cancellation and other project cancellation costs are subject to further refinement and may ultimately differ materially from actual costs recorded in the Company’s fiscal third quarter and beyond.

Finalizing Marketing and Distribution Agreement / NEOM Green Hydrogen Project

Air Products and Yara are finalizing their marketing and distribution agreement for renewable ammonia from the NEOM Green Hydrogen Project in Saudi Arabia.

This agreement is independent of the decision to discontinue the LCEC project and will enable ammonia from the world’s first large-scale renewable ammonia plant to be sold and delivered worldwide by Yara’s global supply chain.

About Air Products

Air Products (NYSE: APD) is a world-leading industrial gases company in operation for over 85 years focused on serving energy, environmental, and emerging markets and generating a cleaner future. The Company supplies essential industrial gases, related equipment and applications expertise to customers in dozens of industries, including refining, chemicals, metals, electronics, manufacturing, medical and food. As the leading global hydrogen supplier, Air Products develops, engineers, builds, owns and operates some of the world’s largest hydrogen projects. Through its sale of equipment businesses, the Company also provides turbomachinery, membrane systems and cryogenic containers globally.

Air Products had fiscal 2025 sales of $12.0 billion from operations in approximately 50 countries. For more information, visit airproducts.com or follow us on LinkedIn, X, Facebook or Instagram.

This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about the arrangements that are the subject of this release and their expected impact and timing, and about the Company’s business outlook and investment opportunities. These forward-looking statements are based on management’s expectations and assumptions as of the date of this release and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including the risk factors described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025 and other factors disclosed in our filings with the Securities and Exchange Commission. Except as required by law, we disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in the assumptions, beliefs or expectations or any change in events, conditions or circumstances upon which any such forward-looking statements are based.

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Media Inquiries:

(Air Products) Katie McDonald, tel: (610) 481-3673; e-mail: mcdonace@airproducts.com

Investor Inquiries:

(Air Products) Megan Britt, tel: 1-610-481-0590; e-mail: brittm@airproducts.com